**VALUESETTERS:**
Coreen Kraysler, CFA
CFO
781-925-1700
ckraysler@valuesetters.com

Callie Gauzer, CAIA
Director, Investor Relations
781-925-1700
callie.gauzer@valuesetters.com

FOR IMMEDIATE RELEASE

# ValueSetters and Netcapital to Merge

## *Transaction Builds on Long History of Collaboration, Innovation and Shared Commitment to Empowering Entrepreneurs*

- ValueSetters will benefit from leveraging Netcapital's established, rapidly growing technology platform to scale its digital marketing capabilities.
- ValueSetters' sales growth will increase significantly with the addition of Netcapital's revenue streams.
- Advantages to Netcapital include seamless access to ValueSetters' proven digital marketing expertise, exclusive deal sourcing and deep network of investors.
- Both companies share a commitment to empowering innovators, entrepreneurs and business leaders to successfully build and grow their companies.

BOSTON, MA – August 25, 2020 – ValueSetters, Inc. (OTC:VSTR) and Netcapital today announced that the companies have reached a definitive agreement under which ValueSetters will merge with Netcapital in an all-stock transaction. The total consideration for Netcapital is approximately $20 million paid in shares of ValueSetters common stock. This combination creates a powerful fintech leader with a full range of capabilities and differentiated position within the private capital markets.

ValueSetters will benefit from leveraging Netcapital's established, rapidly growing and scalable technology platform to scale its own services, particularly its digital marketing capabilities. ValueSetters' sales growth will increase significantly with the addition of Netcapital's revenue streams. Netcapital will now be able to seamlessly access ValueSetters' proven digital marketing expertise and strategic advisory services. ValueSetters' team of former investment

professionals also provides Netcapital exceptionally strong deal sourcing and a deep network of potential investors.

**The Transaction Builds on the Two Companies' Long History of Collaboration, Innovation and Shared Commitment to Empowering Entrepreneurs**

Netcapital has been a leader in democratizing private capital markets. The company built one of the first online private fundraising platforms, enabling entrepreneurs and investors to work together to create value. ValueSetters has a strong track record of providing strategic advice and digital marketing services that have facilitated successful fundraising campaigns for Netcapital clients. ValueSetters and Netcapital have a long history of working collaboratively. Additionally, each company cares deeply about empowering innovators and entrepreneurs to successfully build and grow their businesses.

"ValueSetters has an amazing team with impressive capabilities; they've been an important partner to Netcapital. We have leveraged ValueSetters' unique investor perspective, strategic advice, digital marketing expertise and deep network of investors to execute our clients' most successful fundraising campaigns," said Jason Frishman, Netcapital CEO. "Uniting our two companies will streamline the experience for clients and partners. Our entire team is excited to combine our efforts and accelerate the growth of our business."

"This merger formalizes what has already been a natural and successful partnership," commented Cecilia Lenk, ValueSetters CEO. "ValueSetters was first introduced to Netcapital a few years ago. We were impressed by the company's incredibly talented team and the strength of its differentiated platform that enables both primary offerings and potential liquidity through a secondary market. Our teams have worked collaboratively from the beginning. We've also had similar aspirations, cultures and values."

"We believe an entire ecosystem is developing around private investing and online capital markets," Ms. Lenk continued. "Combining Netcapital and ValueSetters creates tremendous value and it's the culmination of an important phase of our shared vision. We're all excited about what we can build together."

**Additional Transaction Details**

**Reverse Stock Split:** Pursuant to the agreement, prior to the closing date, ValueSetters shall complete a reverse stock split at 2000 for 1; at the effective time, every two-thousand issued and outstanding shares of ValueSetters common stock will be converted into one share of the company's common stock. Once effective, the reverse stock split will reduce the number of shares of ValueSetters common stock issued and outstanding from approximately 831.3 million to approximately 415,000.

**Conference Call and Presentation:** ValueSetters will discuss the transaction during the company's next quarterly earnings conference call. A presentation containing more information about the merger of ValueSetters and Netcapital will be made available via the investors section of ValueSetters website: https://valuesetters.com/investors.

The merger has been approved by both companies' boards of directors and is expected to close by the end of the quarter, subject to customary closing conditions.

**About Netcapital:**
Netcapital is a private securities platform that connects investors to entrepreneurs to help private companies grow. Netcapital operates an investment portal that enables investors to set up an account online, browse information on private market companies offering securities on the platform, and invest. Both accredited (high net worth) and non-accredited investors are eligible to invest, under sections 4(a)(6) and 506(c) respectively of federal securities law. The Netcapital funding portal is registered with the U.S. Securities & Exchange Commission (SEC) and is a member of the Financial Industry Regulatory Authority (FINRA), a registered national securities association. To learn more, please visit our website at https://netcapital.com.

**About ValueSetters:**
Led by a team of professional investors, digital marketing experts, and technology specialists, ValueSetters is a publicly-traded boutique advisory firm with unique expertise in helping private companies raise capital over the internet. The company also provides technology consulting services as well as strategic advice to help companies grow and evolve to meet the challenges of today's marketplace. For more information, visit our website at https://valuesetters.com.